                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                          DIAMOND HOME SERVICES, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                          DIAMOND HOME SERVICES, INC.
                               222 Church Street
                           Woodstock, Illinois 60098
                                (815) 334-1414

                               ----------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 MAY 13, 1999

                               ----------------

TO THE STOCKHOLDERS:

   The Annual Meeting of Stockholders of Diamond Home Services, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, 222 Church Street, Woodstock, Illinois 60098 on Thursday, May 13, 1999, at 9:00 A.M. local Woodstock time for the following purposes:

     1. To elect six directors;

     2. To consider and vote upon a proposed amendment to the Diamond Home Services, Inc. Incentive Stock Option Plan that will increase the number of shares of Common Stock authorized to be issued thereunder by 500,000 shares; and

     3. To consider and transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

   The Board of Directors has fixed the close of business on April 2, 1999, as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting.

                                          By Order of the Board of Directors

                                          /s/ Joseph U. Schorer
                                          Joseph U. Schorer
                                          Vice President, General Counsel and
                                           Secretary

April 14, 1999

   WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED WHICH REQUIRES NO POSTAGE FOR MAILING IN THE UNITED STATES. A PROMPT RESPONSE IS HELPFUL, AND YOUR COOPERATION WILL BE APPRECIATED.

                          DIAMOND HOME SERVICES, INC.
                               222 Church Street
                           Woodstock, Illinois 60098
                                (815) 334-1414

                               ----------------

                                Proxy Statement
            Annual Meeting of Stockholders to be held May 13, 1999

                               ----------------

To the Stockholders of
DIAMOND HOME SERVICES, INC.:

   This Proxy Statement is being mailed to stockholders on or about April 14, 1999, and is furnished in connection with the solicitation by the Board of Directors of Diamond Home Services, Inc., a Delaware corporation (the "Company"), of proxies for the Annual Meeting of Stockholders to be held on May 13, 1999, for the purpose of considering and acting upon the matters specified in the Notice of Annual Meeting of Stockholders accompanying this Proxy Statement. If the form of Proxy which accompanies this Proxy Statement is executed and returned, it will be voted. A Proxy may be revoked at any time prior to the voting thereof by written notice to the Secretary of the Company.

   A majority of the outstanding shares entitled to vote at this meeting and represented in person or by proxy will constitute a quorum. The affirmative vote of the holders of a majority of the shares entitled to vote and represented in person or by proxy at this meeting is required for the election of directors, the proposal to increase the number of shares reserved under the Diamond Home Services, Inc. Incentive Stock Option Plan, and any other proposal submitted to a vote. Shares represented by proxies which are marked "abstain" or to deny discretionary authority on any matter will be treated as shares present and entitled to vote, which will have the same effect as a vote against any such matters. Broker non-votes and the shares as to which stockholders abstain are included for purposes of determining whether a quorum of shares is present at a meeting. Broker non-votes will have no effect on the election of directors or any other proposal submitted to a vote.

   Expenses incurred in the solicitation of proxies will be borne by the Company. Officers of the Company may make additional solicitations in person or by telephone.

   The Annual Report to Stockholders for fiscal year 1998 accompanies this Proxy Statement. If you did not receive a copy of the report, you may obtain one by writing to the Secretary of the Company.

   As of April 2, 1999, the record date for determining stockholders entitled to vote at the Annual Meeting, the Company had 8,507,375 shares of common stock (the "Common Stock") issued and outstanding. Shares of Common Stock are the only shares entitled to vote at the Annual Meeting. Each share is entitled to one vote on each matter to be voted upon at the Annual Meeting.

                       SECURITIES BENEFICIALLY OWNED BY
                     PRINCIPAL STOCKHOLDERS AND MANAGEMENT

   Set forth in the following table are the beneficial holdings (and the percentages of outstanding shares represented by such beneficial holdings) as of April 2, 1999, except as otherwise noted, of (i) each person (including any "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the "Exchange Act")) known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each director, (iii) each Named Executive Officer (defined below), and (iv) all directors and executive officers as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information provided by such beneficial owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.

   Under Rule 13d-3 of the Exchange Act, persons who have the power to vote or dispose of Common Stock of the Company, either alone or jointly with others, are deemed to be beneficial owners of such Common Stock. Because the voting or dispositive power of certain stock listed in the following table is shared, the same securities are listed opposite more than one name in the table. Except as set forth below, the address of each of the stockholders named below is the Company's principal executive and administrative office.

                                                     Number of Shares
                                                       Beneficially   Percent of
Name                                                      Owned        Class(1)
----                                                 ---------------- ----------
(i)C. Stephen Clegg (2)(4)(5)......................     3,461,805        40.5%

  Jacob Pollock (6)(7).............................     3,419,500        40.2

  George A. Stinson (6)(7).........................     3,418,000        40.2

  Globe Building Materials, Inc. ("Globe") (2).....     3,417,000        40.2
   2230 Indianapolis Boulevard
   Whiting, IN 46394

  Talon Asset Management, Inc. (3).................       740,800         8.7
   One North Franklin, Suite 450
   Chicago, IL 60606

  Heartland Advisors, Inc. (8).....................       569,000         6.9
   790 North Milwaukee Street
   Milwaukee, WI 53202

(ii)James M. Gillespie (5).........................       152,448         1.8

  James F. Bere, Jr. (7)...........................         8,000           *

  William R. Griffin...............................         5,000           *

(iii)Michael Augello (5)...........................        38,775           *

  Richard G. Reece (5).............................        33,555           *

  Geoffrey H. Foreman..............................        26,000           *

  Joseph U. Schorer (5)............................        12,240           *

(iv)All directors and executive officers as a group
  (11 persons) (4)(5)(6)(7)........................     3,744,771        43.5

--------
*Less than 1%.
(1) Percentage of beneficial ownership is based on 8,507,375 shares of Common Stock outstanding as of April 2, 1999, plus, in the case of individuals and of all directors and executive officers as a group, the amount of shares of Common Stock which are subject to presently exercisable options or options that are exercisable within 60 days of April 2, 1999, which are held by them.
(2) Based upon an amended Schedule 13G filed by Globe and Mr. Clegg with the Securities and Exchange Commission ("SEC"). Globe owns all of the stock of GBM, Inc., a Delaware corporation ("GBM"), which in turn owns 3,417,000 shares of Common Stock. Reference herein to Common Stock owned by Globe refers to shares of Common Stock owned by GBM. Mr. Clegg may be deemed to control approximately 57.0% of the common stock of Globe through direct ownership and through ownership by entities Mr. Clegg may be deemed to control. In addition, Mr. Clegg controls approximately 11.0% of the common stock of Globe through voting agreements with other Globe stockholders. Messrs. Pollock and Stinson own approximately 1.7% and 1.4% of the common stock of Globe, respectively.
(3) Based upon a Schedule 13G filed by Talon Asset Management, Inc. with the
    SEC.
(4) Includes all shares beneficially owned by Globe. Mr. Clegg may be deemed to be the beneficial owner of such shares by virtue of his positions as Chairman of the Board, Chief Executive Officer and controlling stockholder of Globe.

(5) Includes 44,805 shares (Mr. Clegg), 4,000 shares (Mr. Augello), 8,944 shares (Mr. Gillespie), 23,555 shares (Mr. Reece), 12,240 shares (Mr. Schorer) and 99,992 shares (all directors and executive officers as a group) held by such persons or group which are subject to presently exercisable options or options exercisable within 60 days of April 2, 1999.
(6) Includes all shares beneficially owned by Globe. See Note (2) above. Messrs. Pollock and Stinson may be deemed beneficial owners of the shares owned by Globe by virtue of their positions as directors of Globe. Messrs. Pollock and Stinson disclaim beneficial ownership of such shares.
(7) Includes 1,000 shares held by each of Messrs. Bere, Pollock, and Stinson that are subject to presently exercisable options or options exercisable within 60 days of April 2, 1999.
(8) Based upon a Schedule 13G filed by Heartland Advisors, Inc. with the SEC.

                     PROPOSAL NO. 1: ELECTION OF DIRECTORS

   The Amended and Restated Certificate of Incorporation of the Company provides for one class of directors. The Amended By-Laws of the Company provide that the directors shall be elected at the annual meeting of stockholders and that each director shall hold office (subject to certain exceptions) until the next annual meeting of stockholders.

Proposal

   It is intended that the proxies (except proxies marked to the contrary) will be voted for the six nominees listed below, all of whom are currently members of the Board of Directors. It is expected that the nominees will serve, but if any nominee declines or is unable to serve for any unforeseen cause, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxies.

The Board of Directors Recommends A Vote For Each of the Nominees.

   The following table sets forth certain information with respect to the nominees as of April 2, 1999:


Name and Age                   Principal Occupation and Other Information
------------                   ------------------------------------------
James F. Bere, Jr.(48).......  Mr. Bere has served as a director of the
                               Company since April 1996. From January 1995 to
                               the present, Mr. Bere has been the Chairman of
                               the Board of Directors and Chief Executive
                               Officer of Ameritel Corporation, an outsourcing
                               solutions company which he founded in 1982 and
                               for which he served as President and Chief
                               Executive Officer from 1982 through 1990. From
                               January 1993 to May 1994, Mr. Bere was a Vice
                               President of PIA Merchandising Company and from
                               September 1990 to December 1992 he was a Senior
                               Vice President of Marketing and Business
                               Development for Matrix Marketing, Inc., a
                               division of Cincinnati Bell.

C. Stephen Clegg(48).........  Mr. Clegg has been a director of the Company since September 1993 and has served as the
                               Company's Chairman of the Board and Chief
                               Executive Officer since February 1996 and as
                               President from April 1996 to September 1998.
                               From April 1989 to the present, Mr. Clegg has
                               served as Chairman of the Board and Chief
                               Executive Officer, and is the controlling
                               stockholder of Globe, a manufacturer of home
                               building products, including roofing shingles
                               and related roofing products. Globe is the
                               Company's largest stockholder. Mr. Clegg has
                               served as the Chairman of the Board and Chief
                               Executive Officer of Mid-West Spring
                               Manufacturing Company, a company which
                               manufactures specialty springs, wire forms and
                               metal stamping products ("Mid-West Spring"),
                               and its predecessors since


Name and Age                   Principal Occupation and Other Information
------------                   ------------------------------------------
                               April 1993 and has served as a director since
                               1991. Since April 1994, Mr. Clegg has also
                               served as the Chairman of the Board, Chief
                               Executive Officer, and controlling stockholder
                               of Catalog Holdings Inc. ("Catalog"). Catalog
                               is the parent company of HI, Inc. ("HI"), which
                               received fees from the Company for providing
                               call center services, for processing sales
                               leads, and for other services prior to the
                               acquisition of that business by Solitaire
                               Heating & Cooling, Inc. ("KanTel(TM)"), a
                               subsidiary of the Company. HI owns a majority
                               of the common stock of The Handy Craftsmen,
                               Inc. ("Handy Craftsmen"). Mr. Clegg is
                               president of Clegg Industries, Inc., a private
                               investment firm which he founded in September
                               1988. Mr. Clegg devotes and intends to devote a
                               majority of his time to the Company. Mr. Clegg
                               is currently a director of two other public
                               companies, Birmingham Steel Corporation, a
                               steel production company, and RVM Industries,
                               Inc. (formerly Ravens Metal Products, Inc.), a
                               manufacturer of aluminum products.

James M. Gillespie(59).......  Mr. Gillespie has been a director of the
                               Company since May 1995 and in January 1997 he
                               was appointed Vice President--Business
                               Development for the Company. From April 1996
                               until January 1997, Mr. Gillespie was Vice
                               President--Southeastern Region of the Company.
                               He was President--Southeastern Region of the
                               Company from May 1995 to April 1996, had been
                               Southeastern Region Manager from February 1994
                               to May 1995 and was a director of the Company
                               from September 1993 to September 1994.

William R. Griffin(55).......  Mr. Griffin has served as a director of the
                               Company since July 1997. From 1984 to 1996 Mr.
                               Griffin was President and Chief Executive
                               Officer for Roto-Rooter, Inc., a company in the
                               home services business. Since 1996 Mr. Griffin
                               has been providing consulting services. Since
                               1995 he has been a director of Globe Business
                               Resources, Inc. (not related to Globe).

Jacob Pollock(74)............  Mr. Pollock has served as a director of the
                               Company since September 1993. He also serves as
                               a director of Globe and Mid-West Spring. From
                               May 1991 to the present, Mr. Pollock has been
                               Chairman of the Board, Chief Executive Officer
                               and Treasurer of RVM Industries, Inc. (formerly
                               Ravens Metal Products Inc.). From April 1989 to
                               the present, Mr. Pollock has been the Chief
                               Executive Officer and the Chief Operating
                               Officer of J. Pollock & Co., a company which is
                               principally engaged in the sale of aluminum,
                               private investing and consulting.

George A. Stinson(84)........  Mr. Stinson has served as a director of the
                               Company since September 1993. Mr. Stinson also
                               serves as a director of Globe and Mid-West
                               Spring. Mr. Stinson is currently retired from
                               active corporate management and the practice of
                               law. From 1950 to 1961 Mr. Stinson was a
                               partner in the New York office of Cleary,
                               Gottlieb, Friendly & Hamilton, an international
                               corporate law firm. From 1961 until 1982 he
                               served as Chief Executive Officer of National
                               Steel Corporation, a steel manufacturing
                               company, and from 1965 to 1981 he was also its
                               Chairman of the Board. From 1981 to 1985 he was
                               of counsel to the law firm of Thorp, Reed &
                               Armstrong in Washington, D.C.

                    PROPOSAL NO. 2: INCREASE THE NUMBER OF
              SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER
                   THE COMPANY'S INCENTIVE STOCK OPTION PLAN

Background

   The Board of Directors has amended the Diamond Home Services, Inc. Incentive Stock Option Plan (the "Plan"), subject to shareholder approval, to increase the number of shares of Common Stock reserved under the Plan by 500,000 shares. Stockholder approval of this amendment is necessary for distributions of the options to be qualified under the federal tax laws. The amendment benefits stockholders by continuing to link a portion of compensation to the Company's performance and by qualifying stock option awards for favorable federal tax treatment. The purpose of the Plan is to enable the Company to offer officers and other significant employees of the Company and its subsidiaries performance-based incentives and other equity interests in the Company, thereby attracting and retaining such employees and strengthening the mutuality of interests between such employees and the Company's shareholders. The proposed amendment will permit the Company to keep pace with changing developments in management compensation, will make the Company competitive with those companies that offer stock incentives to attract and keep significant employees, and will support the new compensation programs that the Company is implementing as part of the Company's restructured organization.

Shares Available

   The Plan originally reserved 620,000 shares of Common Stock for awards under the Plan. Approximately 45,085 shares (after the special award of an option on 120,000 shares to retain and compensate the Company's new president and chief operating officer) are currently available for awards under the Plan. All of such shares may, but need not, be issued pursuant to the exercise of incentive stock options. The maximum number of shares that may be awarded to any participant in any year during the term of the Plan is 300,000 shares. If there is a lapse, expiration, termination, or cancellation of any option or right prior to the issuance of shares or the payment of the equivalent thereunder, or if shares are issued and thereafter are reacquired by the Company pursuant to rights reserved upon issuance thereof, those shares may again be used for new awards under the Plan.

Administration

   The Plan provides for administration by the Compensation Committee of the Board (the "Committee"). Among the Compensation Committee's powers are the authority to interpret the Plan, establish rules and regulations for its administration, select officers and other significant employees of the Company and its subsidiaries to receive awards, and determine the amount, type, and other terms and conditions of awards. The Committee also has the power to modify or waive restrictions on awards, to amend awards, and to grant extensions and accelerations of awards.

Eligibility of Participation

   Officers and other significant employees of the Company or any of its subsidiaries are eligible to participate in the Plan. The selection of participants from eligible employees is within the discretion of the Compensation Committee. The estimated number of employees who are eligible to participate in the Plan is 200.

Types of Awards

   The Plan provides for the grant of any or all of the following types of awards: (1) stock options, including incentive stock options and non-qualified stock options; (2) stock appreciation rights ("SAR"); and (3) stock awards, including restricted stock. Awards may be granted singly, in combination, or in tandem, as determined by the Committee.

Federal Tax Treatment

   Under current law, the following are United States federal income tax consequences generally arising with respect to awards under the Plan.

   A participant who is granted an incentive stock option does not recognize any taxable income at the time of the grant or at the time of exercise. Similarly, the Company is not entitled to any deduction at the time of grant or at the time of exercise. If the participant makes no disposition of the shares acquired pursuant to an incentive stock option before the later of two years of the date of grant or one year of the date of exercise, any gain or loss realized on a subsequent disposition of the shares will be treated as a long-term capital gain or loss. Under such circumstances, the Company will not be entitled to any deduction for federal income tax purposes.

   A participant who is granted a non-qualified stock option will not have taxable income at the time of grant, but will have taxable income at the time of exercise equal to the difference between the exercise price of the shares and the market value of the shares on the date of exercise. The Company is entitled to a tax deduction for the same amount.

   The grant of an SAR will produce no United States federal tax consequences for the participant or the Company. The exercise of an SAR results in taxable income to the participant, equal to the difference between the exercise price of the shares and the market price of the shares on the date of exercise, and a corresponding tax deduction to the Company.

   A participant who has been granted an award of restricted shares of Common Stock will generally not realize taxable income at the time of the grant, and the Company will not be entitled to a tax deduction at the time of the grant. When the restrictions lapse, the participant will recognize taxable income in an amount equal to the excess of the fair market value of the shares at such time over the amount, if any, paid for such shares. The Company will be entitled to a corresponding tax deduction.

Other Information

   The awards to be granted under the Plan in 1999 are not now determinable. Stock awards granted under the Plan in 1998 are disclosed under the heading "Executive Compensation" elsewhere in this Proxy Statement.

   As of March 1, 1999, the closing price per share of the Company's Common Stock was $5.625.

   The affirmative vote of holders of a majority of the shares represented and entitled to vote at the meeting is required for approval of the amendment to the Plan. Abstentions will count as a vote against the proposal, but broker nonvotes will have no effect.

   It is intended that the proxies (except proxies marked to the contrary) will be voted in favor of the proposal stated above.

   The foregoing is a summary of the Plan and is qualified in its entirety by the complete terms and conditions of the Plan.

   The Board of Directors recommends a vote FOR approval of the Amendment to the Plan.

                            EXECUTIVE COMPENSATION

   The following table sets forth information with respect to all compensation paid or earned for services rendered to the Company by the Company's chief executive officer and the Company's four other highest compensated executive officers (together, the "Named Executive Officers") for the years indicated.

                          Summary Compensation Table

                                                                   Long Term
                                                                 Compensation
                                     Annual Compensation            Awards
                              ---------------------------------- -------------
                                                                  Securities
Name and Principal                                Other Annual    Underlying       All Other
Position                 Year Salary($) Bonus($) Compensation($) Options(#)(1) Compensation($)(7)
------------------       ---- --------- -------- --------------- ------------- ------------------
C. Stephen Clegg(2)..... 1998  250,000      --           --             --              --
 Chairman of the Board
  and                    1997  250,000   93,700          --          31,035             --
 Chief Executive Officer 1996  198,075  337,500          --          39,050             --

Geoffrey H. Foreman(3).. 1998   61,346      --           --         120,000         206,000
 President and Chief     1997      --       --           --             --              --
 Operating Officer       1996      --       --           --             --              --

Michael Augello(4)...... 1998  138,462      --           --           8,000           2,500
 Vice President          1997      --       --           --             --              --
                         1996      --       --           --             --              --

Richard G. Reece(5)..... 1998  125,000    3,400      139,700            --              721
 Vice President, Chief   1997  125,000   19,000          --          14,110             --
 Financial Officer and   1996   99,000   53,000                      22,000             --
 Treasurer

Joseph U. Schorer(6).... 1998  169,000    3,800          --          10,000             637
 Vice President, General 1997  112,000   17,460          --          12,980             --
 Counsel and Secretary   1996      --       --           --             --              --

--------
(1) Represents stock options for the indicated number of shares granted under the Plan.
(2) This table does not reflect management fees of $311,000 (in 1996) that, pursuant to a management agreement between the Company and Globe which was terminated in June 1996, the Company paid to Globe (for which Mr. Clegg is the Chairman of the Board, Chief Executive Officer and controlling stockholder and for which Mr. Reece acted as chief financial officer during a part of 1996). On February 12, 1996, Mr. Clegg became the Chairman of the Board and Chief Executive Officer of the Company, and in April 1996 he became the Company's President.
(3) In September 1998 Mr. Foreman became the president and chief operating officer of the Company. Other annual compensation includes a signing bonus of $100,000, a car allowance, and reimbursement of certain relocation and temporary living expenses in the amount of approximately $100,000. Mr. Foreman's employment agreement also entitles him to participation in the Company's benefits and incentive compensation plans.
(4) In April 1998 Mr. Augello became a vice president of the Company.
(5) In June 1996 Mr. Reece became chief financial officer of the Company. Other annual compensation reflects payments in connection with the acquisitions of Reeves and KanTel(TM).

(6) In March 1997 Mr. Schorer became vice president, general counsel, and secretary of the Company.

(7) In the cases of Messrs. Augello, Reece, and Schorer, reflects contributions to defined contribution plans.

   The following tables set forth the number of incentive stock options granted to the Named Executive Officers during 1998 under the Plan and information regarding exercisable and unexercisable incentive stock options held by the Named Executive Officers as of December 31, 1998.

                       Option Grants in Last Fiscal Year

                                                                                 Grant Date
                                          Individual Grants                   Present Value (1)
                         ---------------------------------------------------- -----------------
                             Number of       % of Total
                            Securities        Options
                            Underlying       Granted to   Exercise
                              Options       Employees in   Price   Expiration
Name                     Granted (#)(2)(3) Fiscal Year(4)  ($/Sh)     Date
----                     ----------------- -------------- -------- ---------- -----------------
C. Stephen Clegg........         --              --           --        --             --

Geoffrey H. Foreman.....      20,000           10.9%       20.000   9/16/08       $ 21,200
                              50,000           27.3%        3.875   9/16/08        121,000
                              50,000           27.3%       13.000   9/16/08         70,000

Michael Augello.........       4,000            2.2%        7.125   4/20/08         12,160
                               4,000            2.2%       13.000   4/20/08          9,320

Richard G. Reece........         --              --           --        --             --

Joseph U. Schorer.......      10,000            5.5%        6.875   2/19/08         43,000

--------
(1) The Company uses a modified Black-Scholes option pricing model of option valuation to determine grant date present value. The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option. The calculations for the Named Executive Officers are based on the following assumptions: risk free interest rate of 5.50%, dividend yield of 0%, volatility factor of the expected market price of the Common Stock of 70.4%, and weighted-average expected life of each option of 5 years. The resulting value has not been reduced by a factor for forfeiture because the Company does not have sufficient historical experience upon which to make a reasoned assumption as to this factor.
(2) Options were granted to Mr. Foreman on September 16, 1998, to Mr. Augello on April 20, 1998, and to Mr. Schorer on February 19, 1998.
(3) Except in the case of Mr. Foreman, twenty-five percent of the options granted to each person became exercisable upon grant and, thereafter, the options become exercisable at the rate of 25% of the total shares subject to the option on and after each of the next three anniversaries of the option grant. None of the options granted to Mr. Foreman became exercisable upon grant. Twenty percent of the options granted to Mr. Foreman become exercisable on each of the next five anniversaries of the option grant. The term of all of the options is ten years.
(4) Based on 183,000 total options granted to employees, including the Named Executive Officers, in 1998.

                       Fiscal Year-End Option Values(1)

                                                 Number of Securities
                                                Underlying Unexercised
                                             Options at Fiscal Year-End(#)
                                             ---------------------------------
Name                                          Exercisable       Unexercisable
----                                          -----------      ---------------
C. Stephen Clegg............................           44,805              25,280

Geoffrey H. Foreman.........................              --              120,000

Michael Augello.............................            2,000               6,000

Richard G. Reece............................           23,555              12,555

Joseph U. Schorer...........................            8,990              13,990

--------
(1) No options were exercised in the last fiscal year by the Named Executive Officers. Value is calculated by subtracting the exercise price per share from the average of the high and low market prices at December 31, 1998, of $3.75 and multiplying by the number of shares subject to the stock option. No options of the Named Executive Officers were in-the-money at year-end.

                             EMPLOYMENT AGREEMENTS

   Mr. Foreman is employed at will. The Company entered into an employment agreement with Mr. Foreman providing that, if for any reason other than his resignation or for cause (as defined) his employment terminates within three years after his employment by the Company commenced, he is entitled to one year's base salary. See also Summary Compensation Table.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overview

   The compensation paid to executives and significant employees consists of four elements: (i) base salary, (ii) incentive compensation, (iii) incentive stock options, and (iv) employee benefit plans. The compensation package is designed to attract and retain top quality management associates as well as align management's interests with the interests of the Company's stockholders. In the opinion of the Committee, the total compensation package is competitive and designed to provide meaningful incentives to the Company's management and significant employees.

   Set forth below is a discussion of the various components of the compensation arrangements provided to executives and significant employees as well as a discussion of the compensation arrangements for the Company's Chief Executive Officer during the last fiscal year.

1998 Compensation

Base Salary

   Base salary levels for executives and other key employees reflected the Committee's judgments of appropriate salaries in light of the duties and responsibilities inherent in the individual's position. The particular qualifications of an individual, including position and level of experience, were considered in establishing a base salary level when the individual was appointed to a given position. The performance and future contributions of the individual to the Company as well as the Company's overall, regional, district, or individual unit performance, as the case may be, were the primary criteria used in determining base salary levels.

Incentive Compensation

   The Company maintained an annual incentive compensation program that was intended to give incentives for superior financial performance based on net sales and profit performance for the Company, region, district and individual unit, as the case may be. Annual incentive compensation pools, determined as a percentage of net sales and operating profits, were established for each group of executives or significant employees. Each executive and significant employee participated in the annual incentive compensation pool, generally, in proportion to his or her base salary, as such related to all base salaries in the pool. No incentive compensation was earned by senior management executives based on the Company's operating performance. The Chief Executive Officer, however, awarded incentive compensation to certain individuals whose individual performance positively impacted operating performance or who significantly contributed to the implementation of certain significant programs.

   Pursuant to previously approved special incentive compensation arrangements, the Company paid Messrs. Reece and Gillespie approximately $139,700 each in connection with the acquisitions of KanTel(TM) and of Reeves Southeastern Corporation and its subsidiaries ("Reeves").

Incentive Stock Options

   The Company used incentive stock options as a long-term incentive program for executives and other significant employees. Incentive stock options were used, because, over the long term, they align the interests of the executives and other significant employees with the interests of the Company's stockholders. The Company did not generally award stock options in 1998. In connection with performance reviews and in connection with the hiring of executives and other significant employees who joined the Company during the year (including through acquisitions), however, options were, in certain circumstances, awarded.

Employee Benefit Plans

   The Company's executives and other significant employees participated in employee benefit plans made available to all full-time employees. In addition, executives and significant employees received certain traditional perquisites that the Committee believes are customary for their positions.

Chief Executive Officer Compensation

   C. Stephen Clegg was Chief Executive Officer in fiscal 1998. Mr. Clegg's 1998 annual base salary did not increase over his 1997 base salary. Mr. Clegg did not receive incentive compensation or incentive stock options in 1998. Mr. Clegg does not have an employment agreement with the Company. The Committee used the same executive compensation policies and approach described above to determine Mr. Clegg's 1998 compensation including an overall assessment of Mr. Clegg's leadership in achieving the Company's near- and long-term strategic, operating, and business goals. The Committee has not assigned specific weights to any one category of performance.

   Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned by certain executives to be deductible. Because the total compensation for executive officers is significantly below the $1 million threshold, the Committee has not had to address the issues relative thereto, except for the incentive stock option award program that has been approved by stockholders.

                                          Respectfully Submitted By:

                                          The Compensation Committee
                                          George A. Stinson (Chairman)
                                          James F. Bere, Jr.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   During fiscal 1998, the Company's Compensation Committee consisted of Messrs. Bere and Stinson. Mr. Clegg is currently a member of the Compensation Committee of the Board of Directors of RVM Industries, Inc. (formerly Ravens Metal Products, Inc.), a company for which Mr. Pollock, a director of the Company, is the Chairman of the Board, Chief Executive Officer, and Treasurer.

                               PERFORMANCE GRAPH*

   Set forth below is a line graph comparing the yearly cumulative total stockholder return on the Company's Common Stock against the cumulative total return of the indices indicated for the period beginning June 20, 1996, the date the Company's Common Stock began trading on the Nasdaq National Market, and ending December 31, 1998. This graph assumes that $100 was invested on June 20, 1996 and that all dividends were reinvested. The stock price performance shown on the graph below is not necessarily indicative of future price performance.

                        [DIAMOND HOME PERFORMANCE CHART]


                                    Legend

CRSP Total Returns Index for:                6/20/96   12/31/96    6/30/97    12/31/97    6/30/98    12/31/98
-----------------------------                -------   --------    -------    --------    -------    --------
Diamond Home Services, Inc.                   $100.0     $186.4     $ 65.3      $ 48.3     $ 33.9      $ 25.4
Nasdaq Stock Market (US Companies)             100.0      110.4      123.6       135.5      162.8       190.9
NASDAQ Stocks (SIC 1700-1799 US Companies)     100.0      104.1       84.5        89.4       70.7        38.1
Construction--special trade contractors

Notes:
   A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
   B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
   C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
   D. The index level for all series was set to $100.0 on 06/20/1996.

                             CERTAIN TRANSACTIONS

   In April 1996, the Company and certain of its senior managers ("Senior Managers") entered into agreements providing for certain monthly security payments to be made by the Company to each such Senior Manager in exchange for non-competition and non-disclosure covenants. The Senior Managers included Mr. Gillespie (an officer and a director). The agreements superseded employment agreements which the Company had with each Senior Manager and do not contain any specified term of employment. In 1998, the Company made security payments to certain officers of the Company, including $65,000 to Mr. Gillespie. At December 31, 1998, an aggregate of $65,000 remained to be paid to Mr. Gillespie. These security payments are not contingent on future employment.

   Mr. Clegg, Chairman of the Board and Chief Executive of the Company, is also the Chairman of the Board, Chief Executive Officer and controlling stockholder of Globe. The Company purchases, through independent distributors, shingles and other roofing products manufactured by Globe. The Company does not purchase any products directly from Globe. In 1998, the Company purchased approximately $700,000 of Globe roofing products through independent distributors, representing approximately 10% in dollar volume of all roofing products purchased by the Company. The Company believes that the prices charged by independent distributors for Globe products are competitive with prices charged for comparable products of other roofing product manufacturers.

   HI, a company indirectly controlled by Mr. Clegg, provided call center services for the Company for which HI was paid a management fee and a predetermined amount for each sales lead that it handled. In 1998, the Company paid HI approximately $2.6 million; and at December 31, 1998, approximately $400,000 was due HI for such services. The Company believes that the prices HI charged were competitive with the prices charged by comparable service providers. In November 1998 the Company bought HI's call center business and related assets for approximately $2.4 million. The purchase price consisted of $1.5 million in cash (including transaction costs) and approximately $900,000 in 5% convertible subordinated notes. The purchase price reflected the Company's assessment of the fair market value of the acquired businesses, as determined by a special committee of directors (consisting of Messrs. Bere, Gillespie, and Griffin). Mr. Clegg has stated that he will receive less than 20% of the consideration paid in the transaction.

   Alexander & Walsh, Inc. ("A&W"), a company owned by Mr. Clegg's wife, provided advertising and marketing services to the Company for which A&W was paid amounts based, among other things, on the scope of the project, the number of pages of copy involved, and the complexity and sophistication of the advertising and marketing services provided. In 1998, the Company paid A&W approximately $400,000; and at December 31, 1998, nothing was due A&W for these services. The Company believes that the prices A&W charged were and are competitive with the prices charged by comparable service providers.

   In connection with the Reeves transaction, the Company issued a certain unsecured note in the original principal amount of $3.7 million in which Mr. Augello has a beneficial interest in the approximate amount as of December 31, 1998, of $599,000. In March 1999, the Company agreed that a portion of the note would begin bearing interest in May 1999 at the annual rate of 7% in exchange for the agreement of the noteholders (including Mr. Augello) to defer for one year certain principal payments under the note.

Litigation

   International Equity Capital Growth Fund, L.P. ("IECGF") owns approximately 24% of the common stock (on a fully diluted basis) of Globe. On May 14, 1996, IECGF filed a purported derivative action on behalf of Globe and the Company against Mr. Clegg and Jacob Pollock, a director of both Globe and the Company, in the Court of Chancery of the State of Delaware (the "Delaware Suit"). The complaint, as amended, alleges, among other things, that Mr. Clegg breached his fiduciary duty to the Company by causing Catalog (in lieu of the Company) to acquire Handy Craftsmen. The complaint also challenges as excessive a $150,000 payment to Catalog for the purchase of warrants, sales leads and call center services. No other specific transactions relating to the Company's affairs are challenged in the complaint. The complaint also makes allegations against Mr. Clegg and Mr. Pollock which include breach of fiduciary duty as a result of alleged conflicts of interest related to certain transactions which have been consummated at Globe.

                              BOARD OF DIRECTORS

   The Board of Directors held six meetings during 1998. All directors attended at least 75 percent of the aggregate number of such meetings and of meetings of Board committees on which they served in 1998.

Board Committees

   The Board of Directors has established an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating Committee. Among other things, the Audit Committee recommends the appointment of auditors and oversees the accounting and audit functions of the Company. The Audit Committee held two meetings during fiscal year 1998. Among other things, the Compensation Committee determines executive officers' and significant employees' salaries and incentive compensation and administers the Plan. The Compensation Committee held five meetings during fiscal year 1998. The Executive Committee has the authority to take all actions which the Board of Directors as a whole would be able to take, except as limited by applicable law. The Executive Committee held one meeting during fiscal year 1998. Since April 1996, Messrs. Clegg, Gillespie and Stinson have served on the Company's Executive Committee and Messrs. Bere and Stinson have served on the Company's Compensation Committee and Audit Committee. Mr. Griffin joined the Audit Committee in the first quarter 1999. The Board of Directors established the Nominating Committee in February 1999, which will consider nominees recommended by stockholders if such recommendations are submitted in writing to the Secretary of the Company and are directed to the Committee's attention. The Nominating Committee's members are Messrs. Bere, Clegg, and Griffin. Among other things the Nominating Committee recommends to the Board of Directors persons to serve as directors and it is responsible for searching for potential new board members. From time to time, the Board of Directors establishes special committees to examine certain situations or issues.

Director Compensation

   All directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Other than with respect to reimbursement of expenses, directors who are employees or officers of the Company do not receive additional compensation for service as a director. Until March 1999, directors who were not employees or officers of the Company received $1,000 for each Board and committee meeting attended. In addition, until March 1999, nonemployee directors who served as a member of the Board of Directors for at least one year as of the Company's annual meeting of shareholders received options to purchase 1,000 shares of the Common Stock pursuant to the Company's Nonemployee Director Stock Option Plan.

   In March 1999 the Board of Directors unanimously adopted a revised policy for compensation of non-employee directors. Under this policy each non-employee director is paid a $2,500 quarterly retainer in arrears for each full fiscal quarter of the Company in which the director acted as a director of the Company. In addition, each non-employee director is paid $1,000 for each meeting of the Board that the director attends. Non-employee directors are further paid $1,000 for each committee meeting attended. In addition, at or about the time of the annual meeting of stockholders, any non-employee director that has served on the Board for at least one year, as of the annual meeting of stockholders, is awarded options to acquire Common Stock of the Company. The number of shares of Common Stock underlying each option awarded will be adjusted such that the award to the director, as of the date of the award, shall have a value of $10,000 under the Black-Sholes option pricing model used in preparing the proxy statement for the related year.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that certain of the Company's officers, its directors, and persons who own more than ten percent of the Company's outstanding stock, file reports of ownership and changes in ownership with the Securities and Exchange Commission. During 1998, to the knowledge of the Company, its officers, directors, and greater than ten percent beneficial owners complied with all
Section 16(a) filing requirements, except that Mr. Augello filed an Initial Statement of Beneficial Ownership of Securities (Form 3) on June 10, 1998 (reflecting ownership of 1,075 shares of Common Stock and options under the Plan to acquire an additional 8,000 shares of Common Stock), that was due to be filed no later than May 24, 1998.

                                   AUDITORS

   The firm of Ernst & Young LLP was the Company's independent auditors for 1998 and has been selected as independent auditors to audit the books, records and accounts of the Company for 1999.

   Representatives of Ernst & Young LLP will be present at the Annual Meeting with the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                         PROPOSALS OF SECURITY HOLDERS

   A stockholder proposal to be presented at the 2000 Annual Meeting must be received at the Company's executive offices, 222 Church Street, Woodstock, Illinois 60098 by no later than December 16, 1999, for evaluation as to inclusion in the Proxy Statement in connection with such meeting.

   In order for a stockholder to nominate a candidate for director, under the Company's By-Laws, timely notice of the nomination must be given in writing to the Secretary of the Company. To be timely, such notice must be delivered or mailed by first class United States mail, postage prepaid, to the Secretary at the executive offices of the Company not less than sixty (60) days nor more than ninety (90) days prior to the date of the annual meeting of stockholders or if the Company mails its notice and proxy to the stockholders less than sixty (60) days prior to the annual meeting, within ten (10) days after the notice and proxy is mailed. Such notice must describe various matters regarding the nominee, including such information as name, age, business, address, residence address, occupation, shares held, and evidence of willingness to serve.

   In order for a stockholder to bring other business before a stockholders meeting, timely notice must be given to the Secretary of the Company not less than ninety (90) nor more than one hundred twenty (120) days before the first anniversary of the date of the most recent annual meeting of stockholders. Accordingly, proposals for the annual meeting of stockholders in 2000 must be given to the Company's secretary between January 14, 2000, and February 14, 2000. These requirements are separate from and in addition to the requirements a stockholder must meet to have a proposal included in the Company's proxy statement.

                   OTHER MATTERS TO COME BEFORE THE MEETING

   The Board of Directors of the Company knows of no other business which may come before the Annual Meeting. However, if any other matters are properly presented to the Meeting, the persons named in the proxies will vote upon them in accordance with their best judgment.

   WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN THE PROXY AND PROMPTLY RETURN IT IN THE ENCLOSED STAMPED ENVELOPE.

                                          By Order of the Board of Directors

                                          /s/ Joseph U. Schorer
                                          Joseph U. Schorer
                                          Vice President, General Counsel and
                                           Secretary

Date: April 14, 1999

PROXY                                                                      PROXY
                          Diamond Home Services, Inc.

          222 Church Street, Diamond Plaza, Woodstock, Illinois 60098

              Proxy Solicited on Behalf of The Board of Directors
              For The Annual Meeting of Stockholders--May 13, 1999

 The undersigned hereby appoints Richard G. Reece and Joseph U. Schorer, or either of them, with full power of substitution, to represent and to vote the stock of the undersigned at the Annual Meeting of Stockholders of Diamond Home Services, Inc., to be held at the offices of Diamond Home Services, Inc., 222 Church Street, Woodstock, Illinois on Thursday, May 13, 1999, at 9 A.M., local Chicago time, or at any adjournment thereof as follows:
 The proxy when properly executed will be voted in the manner directed by the undersigned stockholder(s). If no direction is made, the proxy will be voted FOR proposal 1 and FOR proposal 2.

 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED
                                   ENVELOPE.

                 (Continued and to be signed on reverse side.)

                          Diamond Home Services, Inc.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


[                                                                              ]



1. Election of Directors
   Nominees: James F. Bere, Jr., C. Stephen Clegg, James M. Gillespie, William
   R. Griffin, Jacob Pollock and George A. Stinson


               For All       Withheld All       For All Except
                 [_]             [_]                 [_]


----------------------------------
(Except nominee(s) written above.)

2. Increase the number of shares of Common Stock authorized to be issued under the Incentive Stock Option Plan by 500,000 shares.

                      For        Against        Abstain
                      [_]          [_]            [_]

3. In their discretion on any other matter that may properly come before the meeting or any adjustment thereof.




                                             Dated: _____________________ , 1999

                                       Signature(s)_____________________________


                                       _________________________________________
                                       When signing as attorney, administrator, personal representative, executor, custodian, trustee, guardian or corporate official, please give your full title as such. When stock is held in the name of more than one person, each such person should sign the proxy.

-------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .


                            YOUR VOTE IS IMPORTANT!


          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.